UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2012

AMERIGON INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	0-21810	95-4318554
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21680 Haggerty Road, Ste. 101, Northville, MI		48167
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (248) 504-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 250.13e-4(c))

Item 8.01	Other Events.

On March 23, 2012, Amerigon Incorporated (“Amerigon”) closed its previously announced offering of 5,290,000 newly issued shares of its common stock pursuant to an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC as the sole book-running manager and Craig-Hallum Capital Group LLC as co-manager (together, the “Underwriters”). This amount of newly issued shares included 690,000 shares of common stock issued in connection with the Underwriters’ exercise of their 30-day over-allotment option pursuant to the Underwriting Agreement.

Amerigon received net proceeds from this offering of approximately $75.5 million, after deducting underwriting discounts and other estimated offering expenses.

Copies of the final prospectus supplement, dated March 20, 2012, relating to the common stock may be obtained by contacting Amerigon at Amerigon Incorporated, Attention: Barry G. Steele, 21680 Haggerty Rd., Ste. 101, Northville, MI 48167, (248) 504-0500.

On March 23, 2012, Amerigon issued a press release announcing the closing of the offering. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information set forth in this Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

99.1*	Press Release, dated March 23, 2012, entitled “Amerigon Announces Exercise of Over-Allotment Option Due to Strong Demand and Closing of Common Stock Offering.”

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGON INCORPORATED

Date: March 23, 2012	By:	/S/ BARRY G. STEELE
Barry G. Steele, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1*	Press Release, dated March 23, 2012, entitled “Amerigon Announces Exercise of Over-Allotment option Due to Strong Demand and Closing of Common Stock Offering.”

*	Filed herewith